                                                                  EXHIBIT 4.1(b)

                       LIMITED WAIVER AND AMENDMENT NO. 2
                          TO REVOLVING CREDIT AGREEMENT

          This LIMITED WAIVER AND AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT (this "LIMITED WAIVER AND AMENDMENT") is dated as of December 27, 2002, by and among (a) FRIENDLY ICE CREAM CORPORATION, a Massachusetts corporation (the "BORROWER"), (b) the undersigned Lenders and (c) FLEET NATIONAL BANK, as administrative agent for the Lenders a party to the Revolving Credit Agreement (as hereinafter defined) (in such capacity, the "ADMINISTRATIVE AGENT"). Capitalized terms as used and not otherwise defined in this Limited Waiver and Amendment shall have the meanings assigned to such terms in the Revolving Credit Agreement.

          WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Revolving Credit Agreement, dated as of December 17, 2001 (as heretofore amended or otherwise amended, modified, or amended and restated and in effect immediately prior to the date hereof, the "REVOLVING CREDIT AGREEMENT"; the Revolving Credit Agreement as amended by this Limited Waiver and Amendment, the "AMENDED REVOLVING CREDIT AGREEMENT");

          WHEREAS, the Borrower has requested that the Lenders (a) extend the Revolving Credit Loan Maturity Date, (b) amend Section 10.2 of the Revolving Credit Agreement to increase the amount of permitted Capital Expenditures for fiscal years 2002 and 2003, and (c) otherwise amend the Revolving Credit Agreement as set forth herein; and

          WHEREAS, pursuant to the terms, subject to the conditions and in reliance on the representations and warranties contained in this Limited Waiver and Amendment, the undersigned Lenders are prepared to (a) extend the Revolving Credit Loan Maturity Date, (b) amend Section 10.2 of the Revolving Credit Agreement to increase the amount of permitted Capital Expenditures for fiscal years 2002 and 2003, and (c) otherwise amend the Revolving Credit Agreement as set forth herein;

          NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Limited Waiver and Amendment, the Borrower, the Administrative Agent and the undersigned Lenders hereby agree as follows.

          SECTION 1.  AMENDMENT OF CREDIT AGREEMENT.

          1.1. CERTAIN DEFINED TERMS. Section 1.1 of the Revolving Credit Agreement is hereby amended as follows:

          (a) by amending and restating in their entirety the definitions of "Consolidated Tangible Net Worth", "Fixed Charge Coverage Ratio" and "Revolving Credit Loan Maturity Date" as follows:

          "CONSOLIDATED TANGIBLE NET WORTH. The excess of Consolidated Total Assets over Consolidated Liabilities,

          PLUS

          (a) all cumulative non-cash adjustments to stockholders' deficit (or equity) due to changes in fair market value of pension plan assets net of deferred taxes and LESS (b) the sum of:

          (i) the total book value of all assets of the Borrower properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing plus

          (ii) all amounts representing any write-up in the book value of any assets of the Borrower resulting from a revaluation thereof subsequent to the Balance Sheet Date."

          "FIXED CHARGE COVERAGE RATIO. As of any date of determination, the ratio of (a) Consolidated EBITDAR, minus, the sum of (b)(i) Capital Expenditures (excluding Capital Expenditures made in connection with (A) Excess Cash Flow permitted to be used to make Permitted Excess Cash Flow Prepayments and not used to make such Permitted Excess Cash Flow Prepayments, (B) unused proceeds in respect of any Excess Properties Sales or (C) unused proceeds in respect of any Permitted Unit Sales), and (ii) cash income tax expense, to, the sum of (w) Consolidated Total Interest Expense payable in cash, (x) actual and accrued scheduled principal repayments of Indebtedness made or accrued during such period, (y) Rental Expense, and (z) mandatory cash contributions made by the Borrower to any of its pension plans due to changes in fair market value of pension plan assets (to the extent not already deducted in the calculation of Consolidated EBITDA)."; and

          "REVOLVING CREDIT LOAN MATURITY DATE.  December 17, 2005.";

          (b)    the definition of "Excess Cash Flow" appearing in such Section
1.1 is hereby amended by deleting the reference to "2002 and 2003" and replacing such reference with "2002, 2003 and 2004"; and

          (c)    the definition of "Excess Cash Flow Period" appearing in such
Section 1.1 is hereby amended by deleting the reference to "2002 and 2003" and replacing such reference with "2002, 2003 and 2004".

          1.2. FINANCIAL STATEMENTS AND PROJECTIONS. Section 7.4.3 of the Revolving Credit Agreement is hereby amended by deleting the word "2004" and inserting in its place the word "2005".

          1.3. CAPITAL EXPENDITURES. Section 10.2 of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of such Section 10.2 as follows:

                    "Fiscal Year     Capital Expenditures
                     -----------     --------------------
                        2002             $  17,000,000

                        2003             $  21,000,000

                        2004             $  18,000,000

                        2005             $  18,000,000"

          1.4. MINIMUM EBITDA. Section 10.3(b) of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of such Section 10.3(b) as follows:

                         "Period                                 Amount
                          ------                                 ------
     First Fiscal Quarter of 2003, 2004 and 2005             $   4,000,000

     Second Fiscal Quarter of 2003, 2004 and 2005            $  14,000,000

     Third Fiscal Quarter of 2003, 2004 and 2005             $  13,000,000

     Fourth Fiscal Quarter of 2002, 2003, 2004 and 2005      $   5,000,000"

          1.5. LEVERAGE RATIO. Section 10.4 of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of Section 10.4 as follows:

                         "Period                                 Ratio
                          ------                                 -----
     Fourth Fiscal Quarter of 2002                           5.20:1.00

     First Fiscal Quarter of 2003 and thereafter             4.75:1.00"

          SECTION 2. LIMITED WAIVER. The Lenders hereby waive, solely with respect to the acquisition of and development by the Borrower of that certain restaurant location at or near the shopping mall located at 3065 Route 50 in Wilton, New York (the "Wilton Acquisition"), the application to such Wilton Acquisition of clause (d) of the definition of "Permitted Acquisitions" in
Section 1.1 of the Revolving Credit Agreement. Notwithstanding the foregoing, the Borrower hereby acknowledges that all other terms, conditions and limitations contained in the Revolving

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Credit Agreement, including but not limited to any limitations otherwise provided by the application of the definition of "Permitted Acquisitions", shall apply to the Wilton Acquisition.

          SECTION 3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Administrative Agent and each Lender, on and as of the date hereof, as follows:

          (a) This Limited Waiver and Amendment has been duly executed and delivered by the Borrower. The execution and delivery by the Borrower of this Limited Waiver and Amendment and the performance by the Borrower of this Limited Waiver and Amendment and the Amended Revolving Credit Agreement have been duly authorized by proper corporate or other proceedings by the Borrower, and this Limited Waiver and Amendment and the Amended Revolving Credit Agreement constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) No Default or Event of Default exists on the date hereof after giving effect to the amendment of the Revolving Credit Agreement effected by
SECTION 1 hereof, and the limited waiver described in SECTION 2 hereof.

          (c) Except for the real property locations set forth on Schedule 1 attached hereto and made a part hereof (each such real property location is also set forth on Schedule 8.19 (Non-Core Mortgaged Properties) of the Revolving Credit Agreement), Borrower has obtained the Mortgages required by Section 8.19 of the Revolving Credit Agreement and has otherwise complied with such Section 8.19.

          SECTION 4. EFFECTIVENESS. This Limited Waiver and Amendment shall become effective as of the date hereof only upon satisfaction of each of the following conditions precedent to the Administrative Agent's satisfaction:

          (a) AMENDMENT TO REVOLVING CREDIT AGREEMENT. The Administrative Agent shall have received duly executed counterpart signature pages to this Limited Waiver and Amendment from each of the Borrower and the Lenders.

          (b) FEES. The Administrative Agent shall have received from the Borrower the fee (the "AMENDMENT FEE") as set forth in that certain letter agreement, dated as of the date hereof, between the Borrower and Administrative Agent.

          SECTION 5. APPLICABLE LAW. THIS LIMITED WAIVER AND AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

          SECTION 6. EXPENSES. The Borrower shall pay, in accordance with
Section 16.2 of the Revolving Credit Agreement, all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Limited Waiver and Amendment, including, but not limited to, the reasonable fees, expenses and disbursements of Bingham McCutchen LLP.

          SECTION 7. MISCELLANEOUS.

          7.1. From and after the date hereof, this Limited Waiver and Amendment shall be deemed a Loan Document for all purposes of the Revolving Credit Agreement and the other Loan Documents and each reference to Loan Documents in the Revolving Credit Agreement and the other Loan Documents shall be deemed to include this Limited Waiver and Amendment. This Limited Waiver and Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Limited Waiver and Amendment.

          7.2. Except as expressly provided herein, (a) this Limited Waiver and Amendment shall not limit the rights of or otherwise adversely affect the Lenders under the Revolving Credit Agreement or any other Loan Document, and (b) the Lenders reserve the right to insist on strict compliance with the terms of the Revolving Credit Agreement and the other Loan Documents, and the Borrower expressly acknowledges such reservation of rights. The grant of the consent and waiver herein will not, either alone or taken with other waivers of provisions of the Revolving Credit Agreement or any other Loan Document or consents with respect thereto, be deemed to create or be evidence of a course of conduct. Any future or additional waiver of any provision of the Revolving Credit Agreement, or of any other Loan Document to which the Lenders are a party or have consented, or consent with respect thereto shall be effective only if set forth in a writing separate and distinct from this Limited Waiver and Amendment and duly executed by such parties as are required by Section 16.12 of the Revolving Credit Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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          IN WITNESS WHEREOF, each of the undersigned has caused this Limited
Waiver and Amendment to be executed and delivered as an agreement as of the date first written above.

                                     FRIENDLY ICE CREAM CORPORATION


                                     By:
                                        ---------------------------------------
                                        Name:
                                        Title:

                                     FLEET NATIONAL BANK,
                                        individually and as Administrative Agent and as Lender


                                     By:
                                        ---------------------------------------
                                        Name:  Lori H. Jou
                                        Title:  Vice President

                                     CITIZENS BANK,
                                        individually and as Lender


                                     By:
                                        ---------------------------------------
                                        Name:
                                        Title:

                                     BANKNORTH, N.A.,
                                        individually and as Lender


                                     By:
                                        ---------------------------------------
                                        Name:
                                        Title:

                                   SCHEDULE 1

          SITE #                  CITY                   STATE
          ------                  ----                   -----
          00001                   Agawam                 MA

          00094                   Whitinsville           MA

          00106                   South Hadley           MA

          00116                   Fairhaven              MA

          00130                   Sudbury                MA

          00251                   Hyannis                MA

          00288                   Ramsey                 NJ

          00310                   Holden                 MA

          00328                   Woodbridge             MJ

          00446                   Reading                PA

          01133                   Chicopee               MA

          04229                   Southbury              CT